EXHIBIT 10.2

November 27, 2013

Ms. Kimberlee C. Seah

Senior Vice President and General Counsel | BioScrip, Inc.

100 Clearbrook Road

Elmsford, New York 10523

Dear Kimberlee:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal Private Equity Performance Improvement Group, LLC (“A&M”) and BioScrip, Inc., and its assigns and successors (“Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will constitute an agreement between Company and A&M (this “Agreement”).

1.	Description of Services.

(a)	Chief Operating Officer. In connection with this engagement, A&M shall make Richard Jenkins available to Company to serve as Interim Corporate Chief Operating Officer (“COO”) and provide the associated operational restructuring services described herein.

(b)	Duties.

(i)	The COO shall perform those duties of a chief operating officer including, but not limited to, providing leadership to all operations as necessary to ensure proper support of the operations and execution of the Company strategy. This interim assignment is made for the purpose of assessing restructuring alternatives and to improve goal achievement and to reduce costs of operations.

(ii)	In addition to, and without limiting the generality of the foregoing, the COO will be expected to perform the following additional duties:

(1)	At the request and direction of Company’s Chief Executive Officer (“CEO”), oversee efforts to integrate Company’s operations and service lines relating to Company’s recent infusion acquisitions and, in connection therewith, develop operational initiatives which seek to maximize the financial performance of Company while continuing to adhere to the Company’s mission of delivering high quality clinical care and operations for the benefit of the Company’s patients, referral sources, payors and other constituents; and

BioScrip, Inc.
November 27, 2013

(2)	Working together with the Company’s CEO and Chief Financial Officer (“CFO”) in furtherance of the goals set forth in subsection (1) above, assist in the performance, review and restructuring of Company’s field operations;

(3)	Assist with identification of, and oversee implementation of, opportunities to improve margins, reduce costs and improve operational performance within the Company;

(4)	Provide regular updates to and consult with the CEO and such other officers as directed by the CEO;

(5)	Provide written reports, presentations (including to the Board) and other deliverables consistent with the role of the COO as reasonably requested by the CEO;

(6)	Attend and participate in weekly meetings with the CEO and senior management to review staffing and status of work, or such other meetings as requested by CEO; and

(7)	Perform such other services as requested or directed by the CEO, or other Company personnel as authorized by CEO, and agreed to by A&M that are not duplicative of work others are performing for the Company.

(8)	Provide a written status report of the operations review to the CEO approximately four (4) weeks, including identification of areas targeted as priorities for further review and/or restructuring and the staffing and estimated work to accomplish the identified review and/or restructuring.

(iii)	All services provided by COO shall be performed in a professional manner consistent with industry standards.

(c)	COO will continue to (i) be employed by A&M while rendering services to Company, and (ii) may work with other personnel at A&M in connection with unrelated matters that will not interfere with the services rendered by COO pursuant to this Agreement. With respect to Company, COO shall operate under the direction of CEO and A&M shall have no liability to Company for any acts or omissions of COO related to the performance or non-performance of services at the direction of CEO and consistent with the requirements of this Agreement.

2.	Information Provided by Company and Forward Looking Statements.

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BioScrip, Inc.
November 27, 2013

(a)	Company shall use all reasonable efforts to (i) provide COO with access to management and other representatives of Company; and (ii) furnish all data, material and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of Company that COO reasonably requests in connection with the services to be provided to Company. COO shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of Company and otherwise reviewed by COO in connection with the services performed for Company. Company acknowledges and agrees that COO is not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein.

(b)	Company understands that the services to be rendered by COO may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of Company’s operations, which may materially and adversely differ from those projections. In addition, COO will be relying on information provided by Company in the preparation of those projections and other forward-looking statements.

3.	Limitation of Duties. Neither A&M, nor COO make any representations or guarantees that, inter alia, any particular operations restructuring proposal, or strategic alternative can be formulated for Company, will be more successful than all other possible alternatives, is the best course of action for Company, or will be accepted by any of Company’s creditors, shareholders and other constituents. Further, neither A&M, nor COO, assume any responsibility for Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any operational changes or any transaction. COO shall be responsible for implementation only of such strategies or changes approved by CEO and, where appropriate, the Board.

4.	Compensation.

(a)	A&M will receive the compensation set forth on Schedule 4(a) for the services of COO, which shall be capped at 220 hours per month.

(b)	Upon execution of this Agreement, the Company will provide A&M with a retainer in the amount of $140,000 (the “Retainer”). To the extent any invoices are unpaid in whole or in part, such amounts will be deemed to have been paid out of the Retainer. Upon termination of this Agreement, the Retainer, or any remaining portion thereof, will be credited against final invoice(s) and/or returned to the Company once all obligations have been paid in full.

(c)	COO will be expected to devote the time needed, up to full working time efforts, to fulfill this engagement.

(d)	A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this Agreement, such as travel, lodging, duplicating, messenger and telephone charges. Expenses in excess of $10,000 per month incurred by COO shall require written approval by Company prior to invoicing. All fees and expenses will be billed and payable on a monthly basis or, at A&M’s discretion, more frequently. A&M will present invoices (together with substantiating expense documentation that is requested from time to time (e.g., receipts)) monthly or more frequently as necessary from the project start date with the amount billed in advance to reflect the estimated fees and expenses for the upcoming period. Invoices shall include support as mutually agreed to by the parties. Invoices are due within twenty-one (21) days after Company’s receipt of A&M’s invoice. Differences between estimate and actual amounts will be reconciled and adjusted on the subsequent period’s bill. Should any invoice remain unpaid for more than sixty (60) days after the date thereof, interest shall be paid at the lesser of one and one-half percent (1.5%) per month or the maximum amount permissible under law per month.

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BioScrip, Inc.
November 27, 2013

5.	Term/Termination.

(a)	The term of this Agreement (the “Term”) will apply from the commencement of the services referred to in Section 1 and may be terminated with immediate effect by either party without cause by written notice to the other party. The parties anticipate that the Term of this Agreement shall be approximately six (6) months.

(b)	A&M normally does not withdraw from an engagement unless Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue performance of the engagement, or other just cause exists.

(c)	Upon termination of this Agreement, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are invoiced subsequent to such termination).

(d)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.	No Audit. Company acknowledges and agrees that A&M and COO are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.	Work Product. A&M hereby agrees that all materials, writings and other property, whether or not copyrightable, created or adapted by COO, whether alone or in conjunction with any other person, firm or corporation, specifically created for and/or provided to Company under this Agreement (“Deliverables”), shall be “work made for hire” for Company within the meaning of the United States Copyright Act of 1976 and for all other purposes and as such, the sole and exclusive property of Company, except with respect to those Deliverables prepared under A&M’s name which in their nature are not meant to transfer ownership (i.e., an advisory analysis, assessment or opinion on A&M letterhead). Notwithstanding the foregoing, A&M shall retain all right, title and interest in and to its methodologies, processes, techniques, ideas, concepts, and know-how embodied in the Deliverables or that A&M or COO may develop or supply in connection with this Agreement (“A&M Knowledge”). A&M hereby grants to Company a non-revocable (subject to Company’s payment obligations hereunder), non-exclusive, nontransferable, royalty-free license to use the A&M Knowledge to enjoy the intended benefits of the Deliverables and services.

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BioScrip, Inc.
November 27, 2013

8.	Independent Contractor. In performing services under this Agreement, A&M and COO will be acting as independent contractors and not as employees of Company. Neither A&M nor COO will have any authority or ability to bind, contract on behalf of or otherwise obligate Company in any manner without prior approval from or delegation by CEO or the Board (including the Company’s/Board’s standard delegations of authority for purchasing and other matters). Company shall only be responsible for payment of the compensation and expenses set forth in Section 4 above and shall not be responsible for any payroll or other similar taxes or any withholdings. Company and A&M acknowledge and agree that Company shall not provide COO with any fringe benefits including, but not limited to, participation in medical or retirement plans sponsored by Company. A&M shall be solely responsible for all federal, state and local payroll taxes and withholding payable with respect to compensation provided by Company pursuant to this Agreement.

9.	Use of Advice. Company acknowledges that all advice (written or oral) provided by A&M and COO to Company in connection with this Agreement is intended solely for the benefit and use of Company in considering matters related to this engagement. Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

10.	Conflicts. A&M is not currently aware of any relationship that would create a conflict of interest with Company or those parties-in-interest of which Company has made A&M aware. Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on an international basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to, or have business associations with, other entities or people which had or have or may have relationships with Company, including creditors of Company. Except as otherwise agreed to by the parties, the Firm will not be prevented or restricted by virtue of providing the services under this Agreement from providing services to any entity whose interest may be in competition or conflict with the Company’s interest, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained.

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BioScrip, Inc.
November 27, 2013

11.	Confidentiality/Non-Solicitation.

(a)	A&M and COO shall not, either during the Term of this Agreement or anytime thereafter, disclose to any person, firm or entity, any private, confidential or non-public information regarding Company, including trade secrets or other proprietary information concerning the business or affairs of Company, except (i) as requested by Company or its legal counsel; or (ii) as required by legal proceedings or (iii) as reasonably required in the performance of the engagement and, in the reasonable judgment of COO, consistent with the Company’s best interests. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public, other than as a result of a breach of this provision.

(b)	A&M and Company acknowledge that this engagement and Agreement may be subject to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended from time to time, including 45 C.F.R. Parts 160, 162 and 164 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations, as amended from time to time (“HITECH”). In performing their respective obligations under this Agreement, A&M and Company shall each comply and require that their respective agents, employees and contractors comply, with applicable law including HIPAA and HITECH. Protected Health Information, as defined under HIPAA, shall be treated in accordance with the Business Associate Agreement attached to this Agreement at Exhibit A.

(c)	A&M and COO shall not, without the prior written approval by CEO, issue a press release, public announcement or publicly disseminate any communication (each a “Public Announcement”) concerning this Agreement or any of the services and/or work product related thereto. If Company determines to do a Public Announcement, Company will use reasonable efforts to consult with A&M and discuss the content of any Public Announcement. In no event shall A&M discuss this Agreement or any of the services and/or work product related thereto with Company’s lenders without the prior written consent of CEO. Notwithstanding the foregoing, A&M may disclose the Company as a client (and, following any Public Announcement by the Company, A&M may confirm the information contained therein) in required relationship or conflict disclosures in matters that A&M or its affiliates are or seek to be retained, without the need to seek the Company’s or CEO’s consent; provided, however, A&M shall not discuss the nature of this engagement or any information obtained by way of this engagement during such processes to the extent not publically available.

(d)	The Company, on behalf of itself and their respective subsidiaries and affiliates and any person which may acquire all or substantially all of its business or assets, agree that, until two (2) years subsequent to the termination of this Agreement, it will not solicit, recruit, hire or otherwise engage any employee of A&M or any of its affiliates who worked on this engagement for A&M during the period of this engagement (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its business or assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M or affiliate employee. The parties acknowledge and agree that this fee fairly represents the loss that A&M will suffer if the other party breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

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BioScrip, Inc.
November 27, 2013

12.	Indemnification/Limitations on Liability. Company shall indemnify COO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to COO. COO shall be covered as officers under Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal or material change in coverage, scope or amount of such director and officer liability policy. Company shall also maintain continuing coverage for COO for a period of not less than six (6) years following the date of the termination of the Indemnified Professionals’ services hereunder. The provisions of this section are in the nature of contractual obligations and no change in applicable law or Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this Agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.

13.	Miscellaneous. This Agreement (together with the attached indemnity provisions) including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

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BioScrip, Inc.
November 27, 2013

This Agreement shall be binding upon A&M and Company, their respective heirs, successors and assignees, and any heir, successor or assignee of a substantial portion of A&M’s or Company’s respective businesses and/or assets. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing executed by Company and A&M. Notwithstanding anything herein to the contrary, A&M may reference or list Company’s name and/or logo and/or a general description of the services in A&M’s marketing materials including, without limitation, on A&M’s website.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal Private Equity Performance Improvement Group, LLC

By:	/s/ Richard C. Jenkins
Richard C. Jenkins
Managing Director

Accepted and agreed:

BioScrip, Inc.

By:	/s/ Kimberlee C. Seah
Kimberlee C. Seah
Senior Vice President and General Counsel

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Schedule 4(a)

Compensation

A&M will receive $700 per hour for services rendered by COO.

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and limitation on liability agreement is made part of an agreement, dated November 26, 2013 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Agreement"), by and between Alvarez & Marsal Private Equity Performance Improvement Group, LLC ("A&M”) and BioScrip, Inc. (the “Company”), for services to be rendered to Company by A&M.

A. Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct. Company also agrees that (i) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct and (ii) in no event will any Indemnified Party have any liability to Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B. These indemnification provisions shall be in addition to any liability which Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify Company will not relieve Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding or investigation or otherwise. Each Indemnified Party hereby undertakes, and Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against Company, Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and Company such counsel is unable to represent both the Indemnified Party and Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. Company will be liable for any settlement of any claim against an Indemnified Party made with Company's written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

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E. In the event Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by Company, Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a post-petition claim.

F. Neither termination of the Agreement nor termination of A&M's engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of Company, any other agreements, any vote of stockholders or disinterested directors of Company, any applicable law or otherwise.

BioScrip, Inc.		ALVAREZ & MARSAL PRIVATE EQUITY PERFORMANCE IMPROVEMENT GROUP, LLC

		By:	/s/ Richard C. Jenkins
Richard C. Jenkins
By:	/s/ Kimberlee C. Seah		Managing Director
Kimberlee C. Seah
Senior Vice President and General Counsel

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